                                                                    EXHIBIT 10.7
Mr. Paul Lipari
September 9, 1996
Page 1

                               DSET CORPORATION

                             1011 US Route 22 West

                             Bridgewater, NJ 08807

                             Phone (908) 526-7500

                              Fax (908) 526-3435

                            PERSONAL & CONFIDENTIAL

September 9, 1996
Mr. Paul A. Lipari
32 Foxboro Lane
Fairport, NY  14450


Dear Paul:

It is with great pleasure that I extend an invitation to you to join our senior management team as Chief Financial Officer. In this capacity, you will be actively involved in developing the overall business strategy and be responsible for the company's finance and administration activities to support DSET's growth objectives. You will be reporting to me, President of DSET, directly.

                               SALARY AND BONUS

The cash component of your compensation plan will be paid monthly at a rate of $11,000, with a $20,000 annual floating bonus. Out of this $20,000, $15,000 will be based on DSET's Profit Index, and $5,000 will be based on your individual performance, as evaluated by your superior. Such bonus, if any, will be payable within 60 days after the end of each fiscal year. Such bonus will be pro-rated for 1996 to reflect 1/3 (0.333) of the annual bonus as calculated above.

The cash component of your compensation is equivalent to $132,000 annually plus a bonus from Zero (0), if the Company is not profitable, to $20,000 if the Company meets its profit target and your performance is satisfactory, which we anticipate, or more if the Company's performance exceeds its profit target.

Attached for your information is a recent memo addressed to all DSET employees whose bonus is based on the Profit Index (SEE SCHEDULE A).

                            INCENTIVE STOCK OPTIONS

You will receive, upon your first day of employment, Incentive Stock Options
(ISOs) to purchase 54,000 shares of the Company's common stock. The exercise price of these 54,000 ISO's will be $3.27 per share, if you accept our offer before September 13, 1996. These options shall vest over a four-year period in accordance with DSET's Incentive Stock Option Plan.

Mr. Paul Lipari
September 9, 1996
Page 2

In the event your employment is terminated by the Company prior to the end of the first year of your employment for reasons other than Change of Control, good cause (defined below) and non-performance, you will be compensated by either the amount of actually incurred costs above and beyond the amount reimbursed to you through the Relocation Package (defined below); or the amount of $35,000, both options grossed up for tax purposes, whichever is smaller.

In the event your employment is terminated by the Company after one year and before the end of two years of your employment for reasons other than Change of Control, good cause (defined below) and non-performance, the Company will issue a comparable number of non-qualified fully vested options prorated as if the ISO options were vested monthly starting September 9, 1996..

                               CHANGE OF CONTROL

In the event of a merger, acquisition, or major change of ownership which causes a change of control in DSET, either (1) you will be provided with an offer for continued employment at your current salary, bonus and substantially equivalent substitute options (subject to applicable conversion rates), or (2) in the event that the acquiring entity decides that your services are not required, then all of your ISO and NQSO options will vest immediately and shall be exercisable, including without limitation through a cashless exercise thereof, for a reasonable period (not less than 30 days) prior to the applicable merger or acquisition. You will also be provided a severance package equal to twelve months of salary and bonus at your then current compensation rate. The Company agrees to promptly provide you with notice of the execution of any agreement which could cause a change of control in DSET.

                              SEVERANCE BENEFITS

In the event DSET terminates your employment for any reason other than Change of Control or good cause, DSET will provide you with a severance package up to six months of salary and bonus at your then current compensation rate. In the event that you accept a new position during that 6 months period, this severance benefit will be terminated as of the date you accepted the position. For purposes of this agreement "good cause" shall mean (i) your failure to perform your duties or to follow reasonable directions of the President of DSET and/or the Board of Directors of DSET within 10 business days after receipt of written notice by you of such failure, (ii) willful misconduct by you in connection with your employment, including but not limited to: misappropriating any funds or property of the Company; attempting to willfully obtain any personal profit from any transaction in which you have an interest which is adverse to the interests of the Company; or any other intentional act or omission which substantially impairs the Company's ability to conduct its ordinary business in its usual manner, (iii) your conviction of, or plea of nolo contendere to, any crime constituting a felony under the laws of the United States or any state thereof, or any crime constituting a misdemeanor under any such law involving moral turpitude, (iv) your material breach of the Noncompetition, Nondisclosure and Developments Agreement, which breach you have failed to cure within 10 business days after receipt of written notice by you of such breach.

Mr. Paul Lipari
September 9, 1996
Page 3


                      NON-QUALIFIED STOCK OPTIONS (NQSO)

NQSO will be provided in accordance with company policy.

                                  RELOCATION

DSET will provide a Relocation Package in the amount of $30,000.

                               INITIAL EXPENSES

DSET will pay up to $1600 to cover your expenses while working at DSET for the week of September 9, 1996.

                                OTHER BENEFITS

Other fringe benefits, including medical, insurance, and 401k will be offered in accordance with DSET's company policy.

                                  NON-COMPETE

The execution of a Noncompetition, Nondisclosure and Developments Agreement is a condition to your employment by DSET.

DSET is an equal opportunity employer and is committed to recruit, hire, transfer, assign, promote, and train employees on the basis of the individual qualifications for each job opening, and with respect to all matters affecting employment, compensation and advancement will not discriminate against any employee of applicant for employment because of race, creed, color, sex, age, handicap, national origin, sexual orientation, or political affiliation. You understand and agree that your employment with the Company is at will.

Mr. Paul Lipari
September 9, 1996
Page 4

Paul, it gives me great pleasure to confirm this offer of employment on behalf of DSET. This position is vital to the future success of DSET. I look forward to your becoming a key part of our management team.

By accepting this offer, you agree to stop your job search immediately and will not accept any offer as the result of the current search. If the foregoing is acceptable, please execute one copy and return it to me.

                               Sincerely yours,



                               Dan Shia
                               President


ACCEPTED


/s/ Paul A. Lipari
------------------------
    Paul A. Lipari

DATE:    SEPTEMBER 13, 1996

SCHEDULE A



Memo:    To All DSET Employees

From:  Dan Shia


Based on the market conditions and our operational status, we have set the before-tax-bonus-profit target at $4.9M (33% of Sales) for 1996. (After paying bonus and tax, our Net Income will be around $2.7M). This is lower than the 38% before-tax-bonus-profit that we have actually achieved in 1995).

However, this target is still higher than what we set for last year. If we were to use this target for calculating your annual bonus, we may unfairly lower your bonus expectations. So, we have decided to use the same yardstick (25% of sales) we used last year for the calculation of your bonus for 1996.

Therefore, your bonus for 1996 will be calculated as:

Profit Index = Actual profit before bonus and tax / $3.75M

Bonus = your year to date base salary * Profit Index * your bonus percentage.

If you are not sure what this means, please contact your manager. In the meantime, let's all help each other to achieve the 1996 goals.

Dan Shia, March 8, 1996

DSET CORPORATION                 [COMPANY LOGO]              CORPORATE OFFICE


April 28, 1997


Mr. Paul Lipari
Chief Financial Officer
DSET Corporation
1011 US Highway 22
Bridgewater, NJ  08807

Dear Paul,

Please accept this letter as the notification of the changes to your compensation package that we have decided upon as a result of our collective discussions since our offer of February 24, 1997. As we have indicated, WE WANT YOU TO STAY WITH THE COMPANY and help us reach the aggressive goals that we have set.

The company is pleased to INCREASE YOUR STOCK OPTIONS FROM THE 54,000 YOU CURRENTLY HAVE TO 93,000, an increase of 39,000 shares which equates to a 72% increase. These shares will be priced at $4.93 each, will vest over 4 years and will begin vesting from the date of their original offer to you, that is February 24, 1997.

Your salary and bonus will not be changed at this time, even though we have just concluded a review of your performance on April 21, 1997. You will be reviewed again on the one year anniversary date of your hiring and if the Corporate Compensation Committee determines it is warranted, your compensation package will be revised at that time.

The company would also like to provide additional assistance to help you in dealing with the financial hardships you are incurring because you have not been able to sell your house in Rochester, NY. These enhancements to your original compensation package are contingent on selling your house and becoming a permanent resident of New Jersey.

     1. AN INCREASE OF $20,000 IN YOUR RELOCATION ALLOWANCE, thus bringing the new total to $50,000. This $20,000 increase must be repaid if you leave January 31, 1999 of your own choice. This amount will be prorated on a monthly basis over 20 months.
     2. A LOAN OF UP TO $100,000 which can be applied as appropriate to buy your way out of your house in Rochester. Whether that is through a third party relocation service or some other means, we will leave to you. The loan must be repaid, either upon IPO, or within 5 years, or when you leave the company. Interest only will be charged during the course of the loan at the same rate that the company is charged and will be deducted as part of a payroll deduction plan. Or, if the company is not in a debt position, we can calculate the interest to be equivalent to what the company would have earned in interest if the money had not been withdrawn from its account.
     3. We will authorize ACCELERATED VESTING and sale upon an IPO of the appropriate number of shares to allow you to GENERATE ENOUGH AFTER TAX CASH TO REPAY THE $100,000 LOAN and also GENERATE AN ADDITIONAL $50,000 (ALSO AFTER TAX) FOR YOUR PERSONAL USE. You additionally have the option to hold your shares and repay the loan within the terms stated in #2 above.

We hope that these enhancements to your compensation package will be recognized as a significant outreach by the company, in light of the fact that they are coming so soon after you started working here.

Please sign below, indicating your acceptance of these enhancements to your compensation package.


Sincerely,



/s/ William P. McHale, Jr.
--------------------------
William P. McHale, Jr.
President
Chief Operating Officer



Accepted:



/s/ Paul Lipari
---------------
Paul Lipari
Vice President
Chief Financial Officer